UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

MINNESOTA STATE BOARD                        )
OF INVESTMENT, Lead Plaintiff, On Behalf of  )  Civil Action No. 97 C 3035
Itself and All Other Similarly Situated,     )
                                             )  Hon. Charles R. Norgle, Sr.
         -and-                               )
                                             )
JAY LEVIN, et al.,                           )
                                             )
                           Plaintiffs,       )
                                             )
         vs.                                 )
                                             )
MERCURY FINANCE COMPANY, et at.,             )
                                             )
                           Defendants.       )
JAMES FERREE, on Behalf of Himself and All   )  Civil Action No. 97 C 5245
Other Similarly Situated,                    )
                                             )  Hon. Charles R. Norgle, Sr.
                           Plaintiffs,       )
                                             )
         vs.                                 )
                                             )
MERCURY FINANCE COMPANY, et at.,             )
                                             )
                           Defendants.       )
In re:                                       )
                                             )  Case No. 98 C 8246
MERCURY FINANCE COMPANY,                     )  Hon. Charles R. Norgle, Sr.
a Delaware Corporation,                      )
                                             )
                           Debtor.           )
                                             )
Official Committee of Securities             )
Claimants Appointed in the Chapter 11        )
Case Of Mercury Finance Company,             )
                                             )
                           Plaintiff,        )  Adv. Pro. No. 98 A 1580
                                             )  [In the Chapter 11
         vs.                                 )  bankruptcy case, Case No.
                                             )  98 B 20763, pending before
Cerberus Partners, L.P., et al.,             )  Hon. Erwin I. Katz]
                                             )
                           Defendants.       )

                           NOTICE OF PENDENCY OF CLASS
                       ACTION, PROPOSED PARTIAL SETTLEMENT
                     OF CLASS ACTION, AND SETTLEMENT HEARING



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TO:     ALL PERSONS AND ENTITIES (THE "CLASS") THAT PURCHASED SHARES OF MERCURY
        FINANCE COMPANY COMMON STOCK OR DEBT SECURITIES: (1) ON THE OPEN MARKET DURING THE PERIOD FROM AND INCLUDING JANUARY 3, 1994, THROUGH AND INCLUDING JANUARY 29, 1997; (2) ON THE OPEN MARKET PRIOR TO FEBRUARY 23, 1994, AND HELD SUCH SECURITIES THROUGH AND INCLUDING JANUARY 29, 1997; OR (3) PURSUANT TO THE MERCURY FINANCE COMPANY RETIREMENT SAVINGS PLAN (COLLECTIVELY, THE "CLASS PERIOD").

        The purpose of this Notice is to inform you of the proposed partial settlement of this class action and the hearing to be held by the United States District Court for the Northern District of Illinois (the "District Court") to consider the fairness, reasonableness and adequacy of the proposed partial settlement (the "Partial Settlement") with defendant Mercury Finance Company ("Mercury" or the "Company") set forth in the Class Settlement Agreement dated as of December 23, 1998 (the "Settlement Stipulation").

        A. Statement of Plaintiff Recovery: The Partial Settlement will result in the creation of a cash settlement fund with an aggregate value of Twenty-Eight Million Two Hundred Fifty Thousand Dollars ($28,250,000), which, subject to deduction for attorneys' fees and out-of-pocket expenses, as approved by the Court, will be available for distribution to the members of the Class. The recovery by Class members on a per share basis will depend upon the outcome of the allocation procedure described below, and is therefore virtually impossible to estimate prior to completion of the allocation procedure.
See Section III.

        B. Statement of Potential Outcome: Plaintiffs' Counsel have conducted an analysis of damages suffered by members of the class and have concluded that, if Plaintiffs prevailed on all of their claims against Mercury and the non-settling defendants, the maximum amount of damages recoverable by each member of the Class would be an average of $11.79 per share, without regard to liability or other potential discounts. The actual maximum recovery achievable by members of the Class will vary depending upon the outcome of the allocation procedure described below. See Section III.

        C. Statement of Attorneys' Fees and Costs Sought: Plaintiffs' counsel intend to apply for an award of attorneys' fees in an amount not to exceed one-third of that portion of the Settlement Fund allocated to the particular group represented by counsel for that group as detailed herein, or $0.02 per share, as well as reimbursement of its out-of-pocket expenses incurred in the prosecution of this litigation through the date of counsel's fee application, in an amount presently estimated to be approximately $800,000, or less than $0.01 per share. Plaintiffs' counsel will not apply for any fees or expense reimbursement until the Settlement Fund has been allocated among the various groups constituting the Class. See Section VII.

        D. Reasons for Settlement: The parties to this Partial Settlement believe that it is fair, reasonable, and adequate to the members of the Class. The parties have reached this conclusion after investigating and considering, among other things, the strengths and weaknesses of plaintiffs' claims against Mercury, the present financial condition of the Company, the uncertainties inherent in this complex litigation, and the substantial benefit provided by the Partial Settlement to the members of the Class. See Section II.

        E. Identification of Attorneys' Representatives: Any questions regarding the Partial Settlement should be directed to the following Plaintiffs' Counsel:
Stacey Mills, Esq., Heins Mills & Olson, P.L.C., 700 Northstar East, 608 Second Avenue South, Minneapolis, Minnesota 55402, Tel. (612) 338-4605. Additional counsel are set forth below. See Section VI.

         PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY PROCEEDINGS IN THIS LITIGATION. PLEASE NOTE THAT, IF YOU ARE A CLASS MEMBER, YOU MAY BE ENTITLED TO SHARE IN THE PROCEEDS OF THE PARTIAL SETTLEMENT DESCRIBED IN THIS NOTICE.

                           I. BACKGROUND OF THE ACTION


         This litigation (hereafter referred to as the "Actions") consists of 44 putative class actions that were commenced on or after January 29, 1997 against defendants Mercury, John N. Brincat, Sr., the Estate of James A. Doyle, Andrew McNally IV, Clifford R. Johnson, Fred G. Steingraber, Philip J. Wicklander, James D. Terra, as the executor of the Estate Of Daniel J. Terra, John N. Brincat, Jr., Bruce L. McPhee, Dennis H. Chookaszian, William C. Croft and KPMG Peat Marwick LLP ("KPMG"). Defendants Brincat, the Estate of James A. Doyle and KPMG are sometimes referred to herein as the "Non-Settling Defendants". Defendants Chookaszian, Croft, McPhee, McNally, Johnson, Wicklander, Steingraber and Bradley S. Vallem are sometimes referred to herein as the "Settling Defendants." The following parties to this Partial Settlement are collectively referred to herein as the "Released Parties": Richard P. Bosson, Jeffrey R. Brincat, John N. Brincat, Jr., George R. Carey, Michael H. Caul, Edward W. Gordon, Steven G. Gould, Charles H. Lam, Gerald M. Mizel, Charley A. Pond, John
J. Pratt, Edward G. Stauzenbach, Michael W. Stremlau, Sheila M. Tilson, James D. Terra, as executor of the Estate of Daniel J. Terra, and Bank One.

         The Actions were brought in the District Court, the Circuit Court of Cook County, Illinois (the "Circuit Court"), and the Court of Chancery for New Castle County, Delaware, on behalf of the Class, which is comprised of individuals and entities falling within each of the following groups:

         (1) The Federal Class Claimants: All persons and entities that purchased shares of Mercury Finance Company ("Mercury") Common Stock or debt securities during the period from and including April 10, 1995, through and including January 29, 1997, inclusive, for claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), Rule l0b-5 promulgated thereunder by the Securities and Exchange Commission ("SEC"), and various provisions of Illinois statutory and common law;

         (2) The State Class Claimants: All persons and entities that purchased shares of Mercury Common Stock or debt securities during the period from and including January 3, 1994, through and including January 29, 1997, inclusive, for violation of various provisions of Illinois statutory and common law;

         (3) The Holder Claimants: All persons and entities that purchased shares of Mercury Common Stock prior to February 23, 1994, and held said shares through and including January 29, 1997, inclusive (the "Holder Class Period"), for violation of various provisions of Illinois common law and Delaware common and corporate law; and

         (4) The ERISA Claimants: All current and former employees of Mercury or any of its subsidiaries who purchased Mercury common stock via the Mercury Finance Company Retirement Savings Plan, whether directly or indirectly, and on behalf of the Plan itself, for violations of the Employee Retirement Income Security Act of 1974 ("ERISA"), and various provisions of Illinois common law.

         Individual entities have also brought actions against the Settling Defendants and Released Parties. Two of these entities, T. Rowe Price, 100 East Pratt Street, Baltimore, Maryland 21202, and Shriners Hospital for Children, 2900 North Rocky Point Drive, Tampa, Florida 33607, have been participants in the 7B Class of securities claimants in the bankruptcy proceeding and thus are members of the Class for settlement purposes only. They will participate in the Proposed Partial Settlement on an individual basis through counsel of their own choosing. Any amounts allocated to these entities from the Settlement Fund in connection with the allocation process described below will not be included within any allocation to any of the groups described above, and will not be subject to any attorneys fees relating to the representation of any of these groups.

         Excluded from the Class are Defendants, officers, directors, or partners of any of the Defendants, members of the families of any of the Individual Defendants, any entity in which any Defendant has a controlling interest, and the legal representatives, heirs, successors, and assigns of any such excluded party.

         The plaintiffs in the Actions seek to recover damages purportedly sustained by members of the Class based upon their allegation that defendants caused Mercury Finance to misstate its publicly disseminated financial results from its fiscal year ended December 31, 1993 ("Fiscal 1993"), through its fiscal year ended December 31, 1996 ("Fiscal 1996"). Plaintiffs further allege that defendants issued or participated in the issuance of other false and misleading statements pertaining to the period from the close of Fiscal 1993 through January, 1997, and omitted to state material facts necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Plaintiffs also allege that, as a result of these false and misleading statements and omissions, the market price of Mercury common stock was artificially inflated, and that the members of the Class were damaged as a result of the alleged misstatements and omissions.

         On July 15, 1998, Mercury filed a voluntary petition for protection under Chapter 11 of the Bankruptcy Code. Pursuant to an Order of the Bankruptcy Court dated August 28, 1998, the United States Trustee appointed the Official Securities Claimants Committee on September 4, 1998 for the purpose of representing the interests of the members of the Class in connection with the Mercury bankruptcy proceedings, and appointed the following individuals and entines to serve as members of the Official Securities Claimants Committee: (i) the Minnesota State Board of Investment ("MSBI"), which, by Order dated November 7, 1997, was appointed by the District Court to serve as Lead Plaintiff on behalf of the Federal Class Claimants pursuant to Section 21D of the Exchange Act; (ii) Michael Dloogatch, who commenced a class action on behalf of the Holder Claimants in the Circuit Court; (iii) James Ferree, who commenced a class action in the District Court on behalf of the ERISA Claimnants; (iv) Real Tech Software Employees Retirement Program, who commenced a class action in the Circuit Court on behalf of the State Class Claimants; (v) Shriners Hospital for Children, which has asserted an individual claim against defendants arising under the Exchange Act and state law; (vi) T. Rowe Price, whose funds have asserted individual claims against defendants arising under the Exchange Act and state law; and (vii) David Isaak, a member of the Federal Class Claimants group. By order entered on Or about December 31, 1998, the District Court certified the Class for settlement purposes as a mandatory, non-opt-out class pursuant to Rule 23 of the Federal Rules of Civil Procedure, and Rule 7023 of the Federal Bankruptcy Rules, and approved the members of the Official Securities Claimants Committee to serve as Class Representatives. ONLY THOSE CLAIMS ASSERTED AGAINST THE SETTLING DEFENDANTS AND RELEASED PARTIES ARE BEING SETTLED AT THIS TIME. THE CLAIMS ASSERTED AGAINST DEFENDANTS BRINCAT, THE ESTATE OF DOYLE, AND KPMG ARE NOT IMPACTED BY THE PROPOSED PARTIAL SETTLEMENT.

                       II. REASONS FOR PARTIAL SETTLEMENT

         Class Representatives, through their counsel, have made and are continuing to make a thorough investigation into the facts and circumstances relevant to the allegations set forth in the complaints filed in the Actions. In connection with that investigation, they are conducting substantial discovery, including (1) inspecting thousands of pages of documents produced to Plaintiffs by Mercury and the Special Committee of the Mercury Board of Directors, which investigated accounting irregularities at Mercury during the Class Period; (2) interviewing and conducting depositions of various officers, directors, and employees of Mercury; (3) reviewing documents produced to Plaintiffs by various non-parties and Non-Settling Defendants with potential knowledge of the facts surrounding these Actions; and (4) conducting interviews and consultations with accounting, valuation, and damage experts.

         Counsel for the Class Representatives also have considered the substantial benefit provided by the proposed Partial Settlement to the Class, which not only includes a substantial monetary recovery, but also ensures that Mercury and the other Settling Defendants participating in the Partial Settlement will continue to respond to discovery requests as if they remained parties to the Actions. Class Representatives also have considered various actions taken by Mercury subsequent to the Company's disclosure of accounting irregularities, including the termination of Mercury's former chief executive officer, defendant Brincat, and, prior to his death, Mercury's former chief financial officer, defendant Doyle. Further, Class Representatives have considered the limited resources that Mercury possesses to defend this Action and to satisfy any judgment ultimately obtained on behalf of the Class, especially in view of its bankruptcy filing. Specifically, in connection with the Settlement, Mercury has filed a Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") and the Settlement is largely contingent upon confirmation of the Plan by the Bankruptcy Court, as detailed below. Finally, Class Representatives have considered the fact that, even if the Class were awarded a verdict or judgment against Mercury on their claims, such verdict or judgment, to the extent collectible, would be subject to appeals, which could take years to resolve. Based upon these considerations, Class Representatives and their Counsel have concluded that it is in the best interests of the Class to conclude the Partial Settlement of the Action on the terms set forth in the Settlement Stipulation and as discussed herein.

         The Settling Defendants express no opinion as to the validity of the claims asserted against Brincat, Estate of Doyle, or KPMG in the Action, nor do they express an opinion as to the liability of any other person or entity arising from any of the claims asserted by Plaintiffs in the Actions. As to themselves, however, the Settling Defendants deny all wrongdoing as alleged by the Class or any wrongdoing whatsoever. Nevertheless, relying on the provisions of the Settlement Stipulation that the proposed Partial Settlement shall in no event be construed or deemed to be evidence, an admission, or a concession on the part of the Settling Defendants of any fault or liability whatsoever, and without conceding any infirmity in the defenses they have asserted or intended to assert in the Action, the Settling Defendants consider it desirable and in their best interests that this Action be dismissed on the terms set forth in the Settlement Stipulation and as discussed herein in order to avoid further expense, inconvenience, distraction, and to avoid protracted litigation.

         This Notice does not indicate any expression of opinion by the District Court concerning the merits of the respective claims or defenses asserted in the Actions. This Notice is sent merely to advise you of the proposed Partial Settlement and of your rights in connection therewith.

                  III. TERMS OF THE PROPOSED PARTIAL SETTLEMENT

         A. Statement of Plaintiff Recovery And Allocation Procedure

         In full settlement of any and all direct claims, individual and representative, that are, could have been or might in the future be asserted against the Settling Defendants by the Class Representatives or any member of the Class in the Actions, the Settling Defendants have agreed to pay or caused to be paid into a fund (the "Settlement Fund"), pursuant to the terms of the Settlement Stipulation, cash consideration totaling TWENTY-EIGHT MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($28,250,000), in the manner set forth below, and subject to confirmation of the Plan:

              (i) the Settling Parties shall cause Mercury, upon confirmation of the Plan, to contribute the sum of THIRTEEN MILLION DOLLARS ($13,000,000), in cash, into the Settlement Fund;

              (ii) the Settling Parties shall cause Mercury's insurer to contribute TEN MILLION DOLLARS ($10,000,000), in cash, into the Settlement Fund, representing the proceeds of Mercury's directors and officers liability insurance policy (the "D&O Policy"), provided that, in the event that the proceeds of the D&O Policy are less than ten million dollars ($10,000,000), then the Class Representatives shall have the exclusive option to proceed with or terminate the Settlement; and

              (iii) the Settling Parties shall cause the additional contribution of FIVE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($5,250,000), in cash, into the Settlement Fund, pursuant to the terms of the plan.

         Upon the effective date of the Settlement, the Settlement Fund shall be paid into a liquidating trust (the "Trust"), to be distributed to Class Members. The Class Representatives will serve jointly as trustees of the Trust. Further, upon the effective date of the Settlement, the Settling Defendants shall assign to the Trust all claims that they possess against KPMG arising out of the facts and circumstances giving rise to the commencement of the Actions.

         If the Settlement is not approved or, for any reason, does not become effective, then the Settling Defendants and Plaintiffs shall be returned to their respective positions prior to their entry into the Settlement Stipulation, with the exception that the Settling Defendants shall cause the sum of NINE MILLION DOLLARS ($9,000,000), in cash, from the Settlement Fund, to be deposited into the Trust, for allocation and distribution to the members of the Class.

         Pursuant to the terms set forth in the Settlement Stipulation, the Class Representatives will select an Arbitrator and/or Mediator, subject to the approval of the District Court and the Bankruptcy Court, for the purpose of allocating the proceeds of the Settlement Fund. The Class Representatives, or if they fail to agree, the Arbitrator, will establish procedures for the selected Arbitrator and/or Mediator to follow with respect to the allocation of the proceeds of the Settlement Fund, subject to approval of the District Court and the Bankruptcy Court. Following completion of the allocation procedure, counsel for the Class Representative designated to represent each group of claimants within the Class, as set forth in Section IV below, shall be responsible, subject to the approval, to the extent necessary, of the court in which the group's claim was initiated, for distributing the allocated portion of the Settlement Fund to the members of the group. (For example, if $20 million of the Settlement Fund is allocated to the Federal Securities Claimants, then counsel for MSBI, lead plaintiff for these claimants, will be responsible for distributing these funds to the members of this group, under the direction of the District Court).

         The recovery achieved by Class Members on a per share basis will depend primarily upon the allocation of the Settlement Fund, and is therefore impossible to predict or determine prior to completion of the allocation process. Nevertheless, the following estimates, which are for illustrative purposes only, set forth the hypothetical average recovery that will be achieved by the members of each group within the Class, on a per share basis, assuming that the Settlement is approved and becomes effective, and that $10 million of the Settlement Fund is allocated to the particular group:

                  (i) If $10 million of the Settlement Fund is allocated to the Federal Class Claimants, then the members of this Group will receive an average recovery of $0.10 per share, subject to various deductions for expenses and attorneys' fees, as detailed below;

                  (ii) If $10 million of the Settlement Fund is allocated to the State Class Claimants, then the members of this Group will receive an average recovery of $0.09 per share, subject to various deductions for expenses and attorney's fees, as detailed below;

                  (iii) If $10 million of the Settlement Fund is allocated to the Holder Claimants, then the members of this Group will receive an average recovery of $0.15 per share, subject to various deductions for expenses and attorney's fees, as detailed below; and

                  (iv) If $10 million of the Settlement Fund is allocated to the ERISA Claimants, then the members of this Group will receive an average recovery of $20.12 per share, subject to various deductions for expenses and attorney's fees, as detailed below.

         The actual recovery obtained by any member of the Class also may vary from the average recovery per share depending upon numerous other factors, including the actual number and amount of claims submitted by members of the Class, as well as the timing of the Class Member's transactions in Mercury common stock during the Class Period. In addition, as detailed below, the portion of the Settlement Fund available for distribution to the Class Members may be reduced for payment of various costs and expenses, including attorneys' and experts' fees, costs associated with the prosecution of the Action, and payment of taxes.

         B. Statement of Potential Outcome of the Action: Counsel for the Class Representatives have conducted a detailed analysis of the damages suffered by the members of the Class during the Class Period, both in the aggregate and on a per share basis, without regard to liability of the Defendants, or the relative strengths and weaknesses of the various claims asserted by each group within the Class. By using widely recognized methodologies, and by analyzing the trading prices and volume of Mercury common stock prior to, during, and subsequent to the Class Period, counsel have concluded that the members of the Class have suffered average damages of approximately $11.79 per share, computed from a weighted average of the following:

              (i) the Federal Class Claimants have suffered aggregate damages of $1,053,731,220, or an average of $10.51 per share;

              (ii) the State Class Claimants have suffered aggregate damages of $1,153,731,220, or an average of $10.56 per share;

              (iii) the Holder Claimants have suffered aggregate damages of $926,532,891, or an average of $13.63 per share; and

              (iv) the ERISA Claimants have suffered aggregate damages of $15,000,000, or an average of $30.18 per share. While the Settling Defendants deny all liability as to themselves, they agree that, if plaintiffs prevailed on each of their claims, the maximum amount of damages recoverable by each member of the Class would be an average of $11.79 per share.

                       IV. PARTICIPATION IN THE SETTLEMENT

         TO CLAIM ANY PAYMENTS FROM THE SETTLEMENT FUND, YOU NEED NOT TAKE ANY ACTION AT THIS TIME. In connection with the allocation procedure described above, counsel for the designated Class Representative of each group within the Class seeking an allocation from the Settlement Fund will, subject to judicial approval, issue a supplement to this notice (the "Supplemental Notice") to members of the group, which will provide the following information: (i) a detailed statement of the allocation procedure to be conducted and (ii) an estimate of the average per share recovery that will be achieved by members of the group as a result of the Partial Settlement.

         To ensure your eligibility to participate in the Settlement, in the event that you change your address prior to receiving the Supplemental Notice, you should promptly send notice in writing to:

                       Logan & Company, Inc.
                       615 Washington Street, Second Floor
                       Hoboken, NJ 07030

                        V. MANDATORY NATURE OF THE CLASS

         The terms of the proposed Partial Settlement provide for the Class to be certified as a mandatory, non-opt-out class, pursuant to Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure, and Bankruptcy Rule 7023(b)(1)(B). Upon approval by the Court of the proposed Partial Settlement as provided for in the Settlement Stipulation (including any modification or amendment thereto approved by counsel for all parties), a judgment will be entered dismissing the Action against the Settling Defendants and forever barring and enjoining the Class Representatives and each Class Member from commencing, instituting or prosecuting any action or other adversary proceeding in any court of law or equity, arbitration tribunal, or administrative forum, directly or representatively, against any of the Settling Parties within the scope of the Class Release, as defined in the Settlement Stipulation.

         All proceedings with respect to the Partial Settlement described by this Notice and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

                           VI. THE SETTLEMENT HEARING

         A hearing (the "Hearing") shall be held before the Honorable Charles R. Norgle, Sr., United States District Judge at 10:00 a.m. on February 22, 1999 (or at such adjourned time or times as the District Court may without further notice direct) at the United States District Court, Northern District of Illinois, Courtroom 2341, Dirksen Building, 219 South Dearborn Street, Chicago, Illinois:

         (a) to determine whether the proposed Partial Settlement of the Action is fair, reasonable, and adequate to the Class Members, and should be approved by the Court, and whether an Order and Final Judgment should be entered dismissing the Action against the Sealing Defendants with prejudice and without costs; and

         (b) to reserve jurisdiction to effect and enforce the Partial
Settlement.

        Any member of the Class may appear at the Hearing in person or through counsel and be heard as to: (1) why the proposed Partial Settlement of the Actions should or should not be approved as fair, reasonable and adequate; or
(2) why a judgment should or should not be entered thereon; provided, however, that no member of the Class shall be heard or entitled to contest the approval of the terms and conditions of the proposed Partial Settlement, the Order and Final Judgment to be entered approving the same, unless on or before February 12, 1999, that person has served, by hand or first-class mail, written objections and copies of any supporting papers and briefs (which must contain proof of all purchases and sales of shares of Mercury common stock or debt securities during the Class Period) upon the following counsel:

 Stacey Mills, Esq.                       Charles R. Watkins, Esq.
 HEINS, MILLS & OLSON, P.L.C.             SUSMAN & WATKINS
 700 Northstar East                       Two First National Plaza
 608 2nd Avenue South                     Suite 600
 Minneapolis, Minnesota 55402             Chicago, Illinois 60603
 (612) 338-4605                           (312) 346-3466
 Counsel for the Federal Class Claimants  Counsel for the ERISA Claimants

 Stewart M. Weltman, Esq.                 Clinton A. Krislov, Esq.
 STEWART M. WELTMAN                       KRISLOV & ASSOCIATES, LTD.
   & ASSOCIATES                           222 North LaSalle Street
 39 South LaSalle Street, Suite 308       Suite 2120
 Chicago, Illinois 60603                  Chicago, Illinois 60601
 (312) 357-0370                           (312) 606-0500
 Counsel for the Holder Claimants         Counsel for the State Class Claimants

and upon counsel for Mercury:

 Lewis S. Rosenbloom, Esq.
 McDERMOTT, WILL & EMERY
 227 West Monroe Street
 Chicago, Illinois 60606

and has filed said objections, papers, and briefs, showing due proof of service upon said counsel for the Class Representatives and counsel for Mercury with the Clerk of the United States District Court for the Northern District of Illinois, Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Any member of the Class who does not object in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, adequacy or reasonableness of the proposed Partial Settlement.

         Any member of the Class may, but need not, enter an appearance in this Action, at his own cost, through counsel of his own choice. If a member of the Class does not enter an appearance or file an individual Request for Allocation, as described in Section VIII below, his interests will be represented in the allocation proceedings by counsel designated to represent each group within the Class, as set forth above. If the proposed Partial Settlement is finally approved by the Court, it will be binding on all Class Members.

        The Court has expressly retained its power to adjourn the Hearing or any adjournment thereof without any further notice other than an announcement at the Hearing or any adjournment thereof and to approve the Settlement Stipulation with modification and without further notice to members of the Class.

          VII. APPLICATION FOR ATTORNEYS' FEES, COSTS AND DISBURSEMENTS

         Counsel for the Class Representatives will not apply for any award of attorneys' fees or reimbursement of out-of-pocket expenses at this time. If the Settlement is approved by the Court then, following allocation of the proceeds of the Settlement Fund, as described above, counsel for each group that has commenced a class action included within the Class, and has received an allocation of a portion of the Settlement Fund for the group on whose behalf a class action was commenced, shall apply to the court in which the group's claim was initiated for an award of attorneys' fees in an amount not to exceed one-third of the allocation to the group, net of any allocation awarded to any member of the group filing an individual Request for Allocation, as described in
Section VIII below, plus accrued interest. In addition such counsel will request an award for reimbursement of their costs and disbursements incurred in this Action, including expert fees incurred, which counsel presently estimates to be approximately $800,000. The attorneys' fees, costs and disbursements awarded will be paid entirely from the portion of the Settlement Fund allocated to the particular groups represented by counsel, as described above, and will reduce that portion of the Settlement Fund available for distribution to members of the Class an average of less than $0.03 per share. Any application for fees and reimbursement of costs and disbursements will be set forth in the Supplemental Notice, to be distributed to Class Members in connection with the allocation procedure described above. Counsel for members of the Class who file individual Requests for Allocation, as described in Section VIII below, shall not be required to seek judicial approval of fees or expense reimbursement payable by their individual clients.

        Any fees requested by counsel for plaintiffs will be at a level customary in actions brought on a contingency fee basis, and are justified by the substantial time and effort already invested in the prosecution of the Actions, as well as the time and effort that will be required of counsel for Plaintiffs prior to final approval of this Partial Settlement. Any expense reimbursement sought by counsel for Plaintiffs will consist exclusively of those out-of-pocket expenses actually incurred in the prosecution of the Action as of the date that counsel applies for reimbursement of said expenses, including fees payable to consulting experts.

             VIII. REQUEST TO PARTICIPATE IN ALLOCATION PROCEEDINGS

         Unless otherwise requested, the interests of the members of the Class will be represented in the allocation proceedings by designated counsel for each group included within the Class, as set forth in Section VI, above. Therefore, Class members need not take any affirmative steps or submit any information at this time to participate in the Partial Settlement. Each member of the Class will be represented in the allocation proceedings by the designated counsel for the group in which the Class member's claim falls, unless such member shall mail by first-class mail a written Request for Allocation, to be received no later than April 9, 1999, addressed to Logan & Company, Inc., 615 Washington Street, Second Floor, Hoboken, NJ 07030. Such Request for Allocation must state the name and address of the person making the request, and shall be accompanied by true and correct copies of confirmations, brokerage account statements, or other sufficient evidence of the following with respect to said person's transactions in Mercury common stock or debt securities: (i) dates of purchase and sale; (ii) purchase and sale prices; and (iii) number of shares of Mercury common stock or debt securities purchased or sold on such dates and at such prices. A Request for Allocation shall not be effective unless it is made in the manner and within the time set forth in this paragraph.

           IX. SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES

         If you acted as a nominee for any purchaser of shares of Mercury common stock prior to February 23, 1994, and still held said shares through January 29, 1997, or purchased said stock from January 3, 1994 through January 29, 1997, inclusive, for the beneficial interest of a person or entity other than yourself, you are hereby requested by the Court to either provide a copy of this Notice to the beneficial holders described above or to the extent that this Notice has not been sent already or will not be sent to the beneficial holders described above, provide the name and last known address of each person or organization for whom or which you effected such purchase or sales in writing to:

                  Logan & Company, Inc.
                  615 Washington Street, Second Floor
                  Hoboken, NJ 07030

Upon receipt of such information, copies of this Notice will be sent to each beneficial owner so designated. Alternatively, you may request, in writing, additional copies of this Notice and you may mail the Notice directly to the beneficial owners of the securities referred to herein. Brokers and other nominees may request reimbursement of their reasonable costs in complying with this request.

                      X. EXAMINATION OF PAPERS AND INQUIRES

         The foregoing is only a summary of the Actions and the proposed Partial Settlement, and does not purport to be comprehensive. For a more detailed statement of the matters involved in the Actions and the proposed Partial Settlement, you may refer to the pleadings, the Settlement Stipulation and the other papers filed in the above Action, which may be inspected at the Office of the Clerk of the United States District Court, Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, during regular business hours of each business day.

         Members of the Class, aside from T. Rowe Price and Shirners Hospital for Children and any other class member who has already retained counsel of its own choosing, are currently represented by counsel for the Class Representatives. If you have any questions with respect to the Notice, you may consult an attorney of your own choosing or write to Corporate Investors Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072, 1-888-296-3797.

             PLEASE DO NOT CONTACT THE COURT REGARDING THIS NOTICE.


Dated:     December 31, 1998



                                              Clerk of the Court
                                              United States District Court
                                              Northern District of Illinois

REMINDER: ANY QUESTIONS RELATING TO THE NOTICE SHOULD BE DIRECTED TO CORPORATE INVESTORS COMMUNICATIONS, INC. AT 1-888-296-3797. ADDITIONAL COPIES OF THIS NOTICE MAY BE OBTAINED AT THE FOLLOWING INTERNET ADDRESS:
http://www.gilardi.com/mercurylitigation



                                    EXHIBIT A

                           CLASS SETTLEMENT AGREEMENT


         This Class Settlement Agreement (this "SETTLEMENT AGREEMENT") is made and entered into as of December 23, 1998, by and among (a) the Class, as that term is defined below; (b) Dennis H. Chookaszian, William C. Croft, Bruce L. McPhee, Andre W. McNally IV, Clifford R. Johnson, Fred G. Steingraber and Philip
J. Wicklander (singly, a "SETTLING DIRECTOR", and collectively, the "SETTLING DIRECTORS"); (c) Richard P. Bosson, Jeffrey R. Brincat, John N. Brincat, Jr., George R. Carey, Michael H. Caul. Edward W. Gordon, Steven G. Gould, Charles H. Lam, Gerald M. Mizel, Charley A. Pond, John J. Pratt, Edward G. Stauzenbach, Michael W. Stremlau, James D. Terra, as executor of the Estate of Daniel J. Terra, the Estate of Daniel J. Terra, and Sheila M. Tilson and Bradley S. Vallem (singly, a "SETTLING NON-DIRECTOR", collectively, "SETTLING NON-DIRECTORS") (the Settling Directors and the Settling Non-Directors shall be referred to collectively herein AS the "SETTLING INDIVIDUALS").

                                    RECITALS

FIRST: All capitalized terms used in this Settlement Agreement, and not otherwise expressly defined herein, shall have the meanings ascribed to them in the Debtor's Second Amended Plan of Reorganization dated December 29, 1998, and filed with the Court (the "PLAN"), or the Bankruptcy Code.

SECOND: Mercury Finance Company (the "DEBTOR") is currently a debtor in possession in a chapter 11 case pending in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "COURT") as Case No. 98-B 20763 (the "REORGANIZATION CASE").

THIRD: On January 29, 1997, a date prior to the Petition Date, the Debtor announced that it would restate its earnings for certain periods as a result of accounting irregularities. Subsequent to that announcement and prior to the Petition Date, various parties commenced litigation against the Debtor, the Settling Individuals, KPMG Peat Marwick ("KPMG"), and other Persons.

FOURTH: Under the Plan, Class 7B consists of all holders of all Securities Fraud Claims. Securities Fraud Claims against the Debtor will be treated and discharged pursuant to the provisions of the Plan. Class 7B claimants also hold or may hold Securities Fraud Claims against the Settling Individuals. The Class 7B claimants are the same Persons which comprise the class of all holders of Securities Fraud Claims against the Settling Individuals which the parties hereto shall seek to have certified by the Bankruptcy Court and the United States District Court (the "DISTRICT COURT") as a mandatory non-opt-out class pursuant to Bankruptcy Rule 7023(b)(1)(B), Bankruptcy Rule 9019, Section 105 of the Bankruptcy Code, and Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure (the "CLASS").

FIFTH: Under the Plan, Class 6 consists of the Indemnification Claims which the Settling Individuals hold against the Debtor. The Indemnification Claims will be treated and discharged in part pursuant to the provisions of the Plan.

SIXTH: While denying any wrongdoing or liability whatsoever, the Settling Individuals and the Class desire to resolve and settle, in accordance with and subject to the terms and conditions set forth below, all Securities Fraud Claims asserted, which could have been asserted, or which could be asserted by the Class against the Settling Individuals.

SEVENTH: This Settlement Agreement interfaces with the Plan in that in consideration of the Settling Individuals' distribution to the Class, upon final approval of this Settlement Agreement beyond all appeal, of the distribution which the Plan otherwise provides to the Settling Individuals, the Settling Individuals are to receive the Class Release.

           NOW, THEREFORE, in consideration of the covenants and undertakings and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

           1. EXECUTION OF SETTLEMENT AGREEMENT. The full execution of this Settlement Agreement is a condition to acceptance of the Plan by the Securities Claimants' Committee. Promptly upon acceptance of this Settlement Agreement by the Settling Directors, the following shall Occur.

                  1.A. PRELIMINARY CERTIFICATION OF SETTLEMENT CLASS. The Securities Claimants' Committee, the Settling Directors, and the Debtor shall jointly submit this Settlement Agreement to the Bankruptcy Court and the District Court and shall request the Bankruptcy Court and the District Court to enter orders: (i) preliminarily certifying the Class for settlement purposes and appointing the members of the Securities Claimants' Committee as the representatives of the Class (the "CLASS REPRESENTATIVES"); (ii) preliminarily approving this Settlement Agreement; and (iii) approving the form of Class Notice, establishing procedures for issuing the Class Notice to the Class, setting a time by which the Class Notice must be issued to the Class, and establishing a date for the hearing to determine whether to grant final approval of this Settlement Agreement (the "PRELIMINARY APPROVAL ORDERS").

                           1.A.1. For purposes hereof, "CLASS NOTICE" means the form of notice attached hereto as Exhibit A and by this reference made a part hereof which will be modified as necessary, and acceptable to the parties to this Settlement Agreement, in order to be approved by the Bankruptcy Court and the District Court, and which will comply with the Bankruptcy Code, the Bankruptcy Rules, the Federal Rules of Civil Procedure and Private Securities Litigation Reform Act, to be issued to the Class, notifying the members of the Class of, among other things,
         (i) the certification of the Class, (ii) the entry of the Preliminary Approval Orders, (iii) the date of the hearing to determine whether the Final Approval Orders should be entered, (iv) the date by which any objections to the Final approval of this Settlement Agreement are to be filed, and (v) the date by which Requests for Allowance/Allocation must be filed to entitle a member of the Class to participate in the allowance/allocation process under the Class 7B Liquidating Trust Agreement.

                           1.A.2 For purposes hereof, "FINAL APPROVAL ORDER" means an order of each of the Bankruptcy Court and the District Court, entered after the Class Notice is issued and after a final joint hearing on approval of this Settlement Agreement is conducted by the Bankruptcy Court and the District Court, granting final approval of this Settlement Agreement, and specifically providing that: (i) this Settlement Agreement was entered into in good faith, (ii) this Settlement Agreement is fair, reasonable, and adequate, and (iii) the parties to this Settlement Agreement have complied with Rule 11 of the Federal Rules of Civil Procedure and will consent to an order making that finding.

                           1.A.3. For purposes hereof, "FINAL ORDER" means a Final Approval Order which has become a Final Order as that term is defined in the Plan.

                  1.B. STAY OF PENDING LITIGATION. All currently pending litigation commenced by any member of the Class or by the Class Representatives against any one or more of the Settling Individuals including without limitation the litigation identified on Schedule I attached hereto and by this reference made a part of this Settlement Agreement (collectively, the "PENDING LITIGATION") as well as the Adversary Proceeding, Adversary Proceeding No. 98A01580 commenced by the Securities Claimants' Committee in the Reorganization case (the "ADVERSARY PROCEEDING") shall be stayed, but stayed only as to the Settling Individuals, until the earlier of (i) the Deemed Dismissal of the Pending Litigation and the Adversary Proceeding set forth in Section 14 below, and (ii) the first Business Day following (a) the ninth month after the Confirmation Date of the Plan, in the event a Final Approval Order has not been entered or (b) the final disposition of all appeals from a Final Approval Order in the event a Final Order is not entered.

         2. SETTLEMENT CONTRIBUTION BY SETTLING INDIVIDUALS. In consideration of the Class Release, as that term is defined in Section 7 or Section 9 below, the Settling Individuals shall use their best efforts to cause, and Reliance Insurance Company shall cause to be delivered by wire transfer, in the manner and at the applicable time and place set forth in this Section 2, the (i) the sum of Twenty-Three Million Dollars ($23,000,000.00). The references in this Settlement Agreement to "policies" issued by Reliance Insurance Company or to "proceeds" of policies from Reliance Insurance Company include without limitation the Reliance Policies, as that term is defined in the Plan, and proceeds therefrom. Notwithstanding the references in this Section 2 to the policies issued by Reliance Insurance Company, the Settling Individuals acknowledge that the Class has not agreed to reduce the amount payable hereunder to less than Twenty-Three Million Dollars ($23,000,000.00) unless the Class Representatives' option set forth in Section 12 below is exercised.

                  2.A. SETTLEMENT APPROVAL AFTER CONFIRMATION. If the Effective Date of the Plan occurs prior to entry of the Final Approval Orders, then on the Effective Date of the Plan (i) the Reorganized Debtor shall wire transfer Thirteen Million Dollars ($13,000,000.00) in cash to the Indemnification Settlement Fund, and (ii) Reliance Insurance Company shall wire transfer up to Ten Million Dollars ($10,000,000.00) representing that portion of the proceeds of policies which Reliance Insurance Company agrees to pay over the Indemnification Settlement Fund. The Indemnification Settlement Fund immediately upon receipt of such funds shall wire transfer such funds to an interest bearing escrow account (the "ESCROW ACCOUNT") maintained at and administered by Windsor Bank (the "ESCROW AGENT") until such time as the Class Representatives and the Settling Directors jointly provide to the Escrow Agent (a) written notification that the Final Approval Orders have been entered and have become Final Orders and (b) written instruction to wire transfer immediately from the Escrow Account up to the sum of Twenty-Three Million Dollars ($23,000,000.00), together with all interest accrued thereon, to the Class 7B Liquidating Trust, to be held in trust for the Class and distributed in accordance with the provisions of the Class 7B Liquidating Trust Agreement. At all times Four Million Dollars ($4,000,000.00) of the $13,000,000 wired into the Escrow Account by the Reorganized Debtor shall be earmarked as funds belonging to the Class 7B Liquidating Trust, and such $4,000,000 of funds shall be wire transferred to the Class 7B Liquidating Trust at the direction of the Settling Directors, whether or not this Settlement Agreement is approved, on the first Business Day following (a) the ninth month after the Confirmation Date of the Plan in the event a Final Approval Order has not been entered, or (b) the final disposition of all appeals from a Final Approval Order in the event a Final Order is not entered. The irrevocable escrow instructions shall so provide as set forth in this Section 2A. Costs of the escrow shall be deducted from the funds, first from accrued interest, in the Escrow Account.

                  2.B. SETTLEMENT APPROVAL PRIOR TO CONFIRMATION. If the Final Approval Orders are entered and become Final Orders prior to the Effective Date of the Plan, then on the Effective Date of the Plan (i) the Debtor shall wire transfer Thirteen Million Dollars ($13,000,000.00) in cash, and (ii) Reliance Insurance Company shall wire transfer up to Ten Million Dollars ($10,000,000.00) representing that portion of the proceeds of policies which Reliance Insurance Company agrees to pay to the Class 7B Liquidating Trust, to be held in trust for the Class and distributed in accordance with the provisions of the Class 7B Liquidating Trust Agreement.

                  2.C. NO SETTLEMENT APPROVAL. If the Final Approval Orders (a) are not entered within nine (9) months from the Confirmation Date of the Plan or
(b) do not become Finals Orders, then the Class Representatives and the Settling Directors shall jointly provide written instruction to the Escrow Agent to wire transfer from the Escrow Account (i) the sum of Four Million Dollars ($4,000,000.00), together with all interest accrued thereon, to the Class 7B Liquidating Trust, to beheld in trust for the Class and distributed in accordance with the provisions of the Class 7B Liquidating Trust Agreement, and
(ii) the balance of the Escrow Account, including any proceeds of policies from Reliance Insurance Company to the Indemnification Settlement Fund.

                  2.D. APPEAL FROM SETTLEMENT APPROVAL. Notwithstanding the foregoing provisions in this Section 2, in the event that the Final Approval Order are entered approving this Settlement Agreement but an appeal or appeals are taken timely from the Final Approval Orders before such orders become Final Orders, then the Settling Directors and the Class Representatives shall provide joint written instructions to the Escrow Agent to wire transfer only from the interest accrued on $13,000,000 of the principal amount maintained in the Escrow Account, to an account designated by counsel for the Settling Directors, an amount up to but not in excess of One Hundred Fifty Thousand Dollars ($150,000.00) for the necessary legal costs and attorneys' fees actually incurred by the Settling Directors in connection with such appeal(s).

         3. ASSIGNMENT OF SETTLING INDIVIDUALS' KPMG CLAIMS. (i) On the Settlement Date, defined in Section 10 below, each and every one of the Settling Individuals, shall transfer and assign without recourse to the Class 7B Liquidating Trust, to be held in trust for the Class, all of his or her rights, title, and interests in and to any and all of his or her respective claims against KPMG, including without limitation those relating to, arising from, or on account of: (a) the announcement on January 29, 1997, that the Debtor would restate its earnings for certain periods as a result of accounting irregularities, (b) such accounting irregularities, and (c) the actions or non-action of KPMG with respect to the foregoing or with respect to its role as auditor of and provider of other services, including accounting, to the Debtor prior to and at the time of the announcement of the accounting irregularities, together with complete and exclusive control of the prosecution and/or settlement of all such claims against KPMG and the sole right to prosecute the same on behalf of and in the name of such Settling Individuals and the Class 7B Liquidating Trust (collectively, the "SETTLING INDIVIDUALS' KPMG CLAIMS"). The Settling Individuals make no warranty or representation of any kind or nature with respect to any claim against KPMG, including without limitation, as to the existence or validity of such claims. The Settling Individuals' KPMG Claims shall be deemed to be assets of the Trust without any further action by any Person at the time specified in Section 2.A. or Section 2.B. above, as the case may be. However, in the case of events described in Section 2.C. above the Settling Individuals' KPMG Claims shad not be transferred and assigned to the Class 7B Liquidating Trust.

        4. NO ADMISSION OF LIABILITY; NO AGREEMENT REGARDING INDEMNIFICATION. The execution, delivery, and acceptance of this Settlement Agreement does not constitute, and shall not be construed as constituting, an admission of any wrongdoing or liability whatsoever on the part of any party hereto. By entering into and performing under this Settlement Agreement, neither the Securities Claimants' Committee, nor any member thereof, nor the Class, nor any member of the Class acknowledges or agrees that any of the Settling Individuals is entitled to any indemnification by the Debtor or otherwise.

        5. RELEASE OF SETTLING NON-DIRECTORS BY SECURITIES CLAIMANTS' COMMITTEE. On the Effective Date of the Plan, each of the Settling Non-Directors, except Bradley S. Vallem, shall receive, and she be deemed to receive, without any further act by any Person, a release equivalent in scope to the Class Release from the Class Representatives regardless of whether Final Approval Orders or Final Orders are subsequently entered. The release provided in this Section 5 does not, and is in no way intended to, release in any manner John Brincat, Sr., James Doyle, the Estate of James Doyle, or KPMG.

         6. CLASS RELEASE OF SETTLING INDIVIDUALS. Upon the Settlement Date defined in Section 10 below, each of the Settling Individuals shall receive, and shall be deemed to receive without any further act by any Person, the Class Release.

         7. CLASS RELEASE. For purposes hereof and subject to Section 9 below, the "CLASS RELEASE" means a release, relinquishment, and discharge of and from any and all claims, causes of action, suits, damages (whether general, special or punitive), liabilities, demands, obligations, costs, expenses, losses, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, suspected or unsuspected, asserted or not asserted and whether based on contract, tort, statute, or legal or equitable theory of recovery, which any member of the Class may have, own or hold, or at any time heretofore had, owned or held against any of the Settling Individuals, arising from. out of, on account of, in connection with, relating to, or in consequence of the Securities Fraud Claims and (i) those claims which have been raised or could have been raised or could be raised in the Pending Litigation or Adversary Proceeding against any one or more of the Settling Individuals, (ii) the purchase, sale or ownership of the common stock or other securities of the Debtor, (iii) accounting irregularities or alleged accounting errors relating to the Debtor, (iv) any restatements of the Debtor's Financial statements or results of its operations, and (v) the conduct of the Debtor's restructuring process and bankruptcy proceeding, including without limitation all decisions, actions, inactions, and alleged negligence or misconduct relating thereto.

         8. NO RELEASE OF ANY THIRD PARTY. It is not the intent of this Settlement Agreement or of the Class or of any member of the Class to compromise or release in any way any claim whatsoever as to any Person other than the Settling Individuals. Each and every claim of the Class and each and every claim of any member of the Class against KPMG, John Brincat, Sr., James Doyle, and the estate of James Doyle are hereby expressly reserved. Further the Company KPMG Claims against KPMG and the Settling Individuals' KPMG Claims against KPMG are hereby expressly reserved.

         9. COVENANT NOT TO SUE. In keeping with the intent expressed in Section 8 above, in the event that at any time it is determined by a court of competent jurisdiction that a release of any one or more of the Settling Individuals would result in a release of any third party or parties, such as John Brincat Sr., or KPMG, then Section 7 above shall be deemed to be deleted and never to have been a part of this Settlement Agreement and for purposes hereof, the "CLASS RELEASE" shall mean a covenant not to sue by each member of the Class in favor of each of the Settling Individuals with respect to any and all claims, causes of action, suits, damages (whether general, special or punitive), liabilities, demands, obligations, costs, expenses, losses, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, suspected or unsuspected, asserted or not asserted and whether based on contract, tort, statute, or legal or equitable theory of recovery, which any member of the Class may have, own or hold, or at any time heretofore had, owned or held against any of the Settling Individuals, arising from, out of, on account of, in connection with, relating to, or in consequence of the Securities Fraud Claims and (i) those claims which have been raised or could have been raised or could be raised in the Pending Litigation or Adversary Proceeding against any one or more of the Settling Individuals, (ii) the purchase, sale or ownership of the common stock of the Debtor, (iii) accounting irregularities or alleged accounting errors relating to the Debtor, (iv) any restatements of the Debtor's financial statements or results of its operations, and (v) the conduct of the Debtor's restructuring process and bankruptcy proceeding, including without limitation all decisions, actions, inactions, and alleged negligence or misconduct relating thereto.

         10. CONDITIONS TO SETTLEMENT; "SETTLEMENT DATE". This Settlement Agreement is subject to each of the following conditions set forth in Sections 10.A. through 10.M., and shall not bind any of the parties hereto unless otherwise stated, unless and until each such condition is fully satisfied or unless one or more conditions is waived in writing by the party for whose benefit the condition was inserted or, if the condition is not clearly for the benefit of only one party, then it must be waived in writing by all parties. Upon the full and timely satisfaction of each and every such condition. the "SETTLEMENT DATE" shall occur. If each condition is not fully and timely satisfied. then this Settlement Agreement shall be nullified in its entirety and of no further force or effect except that the Releases delivered pursuant to
Section 5 shall remain effective and pursuant to the provisions of Section 2.C. above the Settling Individuals and the Class Representatives shall jointly instruct the Escrow Agent to wire transfer the sum of Four Million Dollars ($4,000,000.00), together with all interest accrued thereon, to the Class 7B Liquidating Trust, and the balance of the Escrow Account, including any proceeds of policies from Reliance Insurance Company, together with all interest accrued thereon. to the Indemnification Settlement Fund.

                  10.A. Within nine (9) months of the Confirmation Date of the Plan, the Class must be certified by both the Bankruptcy Court and the District Court as a mandatory non-opt-out class pursuant to Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure and Bankruptcy Rule 7023(b)(1)(B);

                  10.B. (i) Within ten (10) Business Days of the entry of the Preliminary Approval Orders, the Class Notice must be sent to all known members of the Class, and (ii) within ten (10) Business Days of the entry of the Preliminary Approval Orders, a summary notice substantially in the form attached to this Settlement Agreement as Exhibit B (the "SUMMARY NOTICE") shall be published once each on successive days in The Wall Street Journal, The New York Times, and The Chicago Tribune, all at the expense of the Debtor or the Reorganized Debtor as the case may be;

                  10.C. On or before January 15, 1999, (i) tolling agreements, in form and substance acceptable to the Class Representatives, with respect to the Company KPMG Claims must be obtained from KPMG, or (ii) a lawsuit must have been commenced by the Debtor on all such claim;

                  10.D. The Settling Individuals shall use their best efforts to obtain tolling agreements, in form and substance acceptable to the Class Representatives, with respect to the Settling Individuals' KPMG Claims;

                  10.E. Within nine (9) months of the Confirmation Date of the Plan. the Final Approval Orders must be entered;

                  10.F. The Final Approval Orders must become Final Orders.

                  10.G. Subject only to the election provided to the Class in
Section 12 below, the Class 7B Liquidating Trust must receive a total sum of Twenty-Eight -Million Dollars ($28,000,000.0o) in cash comprised of (i) the sum of Twenty-Three Million Dollars ($23,000,000.00) in cash, together with all interest accrued thereon, if any, from the Effective Date of the Plan, pursuant to this Settlement Agreement, Plus (i) the sum of Five Million Dollars ($5,000,000.00) in cash, plus (iii) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) pursuant to the Plan, which such total sum is to be held in trust for the Class and distributed in accordance with the provisions of the Class 7B Liquidating Trust Agreement;

                  10.H. All sums paid by Reliance Insurance Company as proceeds of policies issued by Reliance Insurance Company must be in cash with no reservations allocation, of reversion of such sums to any insured thereunder;

                  10.I. The Final Approval Orders must: (i) incorporate the Class Release and dismiss the Class's claims against the Settling Individuals with prejudice, (ii) bar each non-settling defendant in the Pending Litigation and Adversary Proceeding from asserting any present or future claims, including but not limited to claims for contribution or indemnity (whether express or implied) against any of the Settling Individuals who shall be deemed "covered persons" within the meaning of Section 21D(g) of the Securities Exchange Act of 1934, (iii) provide that any judgment which may be obtained hereafter by the Class or any member of the Class against any one or more of the non-settling defendants shall be reduced in accordance with Section 21D(g) of the Securities Exchange Act of 1934 or any applicable state law; and (iv) in addition to the reduction, if any, set forth in the immediately preceding Section 10.I.(iii) and subject to the Limitations set forth in Section 11 below, provide that any judgment or verdict which may be obtained hereafter by the Class or any member of the Class against one or more of John Brincat, Sr., James Doyle, the Estate of James Doyle, or KPMG shall be reduced by any amount which may be obtained by KPMG against the Settling Individuals arising out of cross claims other than for contribution or indemnity.

                  10.J. The Plan must provide that (i) Five Million Dollars ($5,000,000.00) shall be distributed and (ii) the Company KPMG Claim shall be assigned to the Class 7B Liquidating Trust on the Effective Date;

                  10.K. The Confirmation Order (i) must be entered by the Bankruptcy Court confirming the Plan and (ii) must become a Final Order;

                  10.L.    The Effective Date of the Plan must occur; and

                  10.M. All holders of Senior Debt Claims and holders of Subordinated Notes listed on Schedule 2 must assign all of their respective Securities Fraud Claims (collectively, the "NOTEHOLDERS' SECURITIES CLAIMS") (i) against the Debtor to the Class 7B Liquidating Trust, and (ii) against the Settling Individuals to the Class Representatives. If the Final Approval Orders
(a) are not entered within nine (9) months from the Confirmation Date of the Plan or (b) do not become Finals Orders, the Class Representatives on behalf of the Class and all members thereof covenant not to sue the Settling Individuals on the Noteholders' Securities Claims.

         11. JUDGMENT REDUCTIONS. Provided that the Settlement Date as defined in Section 10 above occurs, then subject to the limitations set forth in Sections 11.A., 11.B., 11.C., and 11.D. and in the following stated order of application, there will be judgment reduction(s) first of the Company KPMG Claims, second of the Settling Individuals' Claims, and third of claims held by separate members or class actions of the Class to the extent that assertion of such claims results in judgment(s) over against one or more of the Settling Individuals by KPMG. At the election of the Settling Individuals, the Class 7B Liquidating Trust must defend the Settling Individuals against the claims over by KPMG.

                  11.A. AGGREGATE MAXIMUM JUDGMENT REDUCTION. There shall be a maximum aggregate judgment reduction in an amount equal to the amount of the Principal Funds (collectively, the "AGGREGATE MAXIMUM JUDGMENT REDUCTION"). For purposes of this Settlement Agreement "PRINCIPAL FUNDS" means the total amount of the principal of funds, excluding any interest accrued thereon, which in accordance with this Settlement Agreement are transferred from the Escrow Account into the Class 7B Liquidating Trust.

                  11.B. JUDGMENT REDUCTION REGARDING COMPANY KPMG CLAIMS. If the Class 7B Liquidating Trust obtains a judgment against KPMG on the Company KPMG Claims, then the Class 7B Liquidating Trust will reduce the amount of said judgment to the aggregate extent in such action KPMG is successful in obtaining a judgment or judgments over against any one or more of the Settling Individuals arising out of or relating to facts upon which the judgment in favor of the Class 7B Liquidating trust is based. The amount of the Aggregate Maximum Judgment Reduction remaining, if any, after a portion thereof is utilized for such reduction shall be referred to as the "INITIAL NET JUDGMENT REDUCTION" and shall be utilized next in accordance with Section 11.C. below.

                  11.C. JUDGMENT REDUCTION REGARDING SETTLING INDIVIDUALS' KPMG CLAIMS. If, subsequent to any utilization of the Aggregate Maximum Judgment Reduction pursuant to Section 11.B. above, (i) there remains any portion thereof as the Initial Net Judgment Reduction and (ii) the Class 7B Liquidating Trust obtains a judgment against KPMG on the Settling Individuals' KPMG Claims, then the Class 7B Liquidating Trust will reduce the amount of said judgment to the aggregate extent in such action KPMG is successful in obtaining a judgment or judgments over against any one or more of the Settling Individuals arising out of or relating to facts upon which the judgment in favor of the Class 7B Liquidating Trust is based. If there is no Initial Net Judgment Reduction remaining following application of the Aggregate Maximum Judgment Reduction in accordance with Section 11.B., above, then there shall be no judgment reductions as described in this Section 11.C. The amount of the Initial Net Judgment Reduction, if any, remaining after any portion thereof is utilized for the judgment reduction described in Section 11.B., shall be referred to as the "REMAINDER NET JUDGMENT REDUCTION".

                  11.D. JUDGMENT REDUCTION REGARDING CLASS MEMBERS' SEPARATE KPMG CLAIMS. If subsequent to any utilization of the Initial Net Judgment Reduction pursuant to Section 11.C. above, (i) there remains any portion thereof as the Remainder Net Judgment Reduction and (ii) any member of the Class obtains a judgment against KPMG on such Class member's separate claim(s), then such Class member will reduce the amount of its respective judgment against KPMG, to the extent in such action KPMG Is successful in obtaining a judgment over against one or more of the Settling Individuals arising out of or relating to facts upon which the judgment in favor of the Class 7B Liquidating Trust is based, in an amount equal to the amount of KPMG's judgment against said Settling Individual minus the product of said Class member's Trust Percentage Allocation multiplied by the particular Settling Individual's Dollar Reduction Allocation. For purposes hereof, "TRUST PERCENTAGE ALLOCATION" means the ratio of the dollar amount distributed to a Class member on account of its Allowed Class 7B Claim from the Class 7B Liquidating Trust to the total dollar amount distributed on account of all Allowed Class 7B Claims from the Class 78 Liquidating Trust. For purposes hereof, "DOLLAR REDUCTION ALLOCATION" means the dollar amount allocated to a particular Settling Individual by the consensus of all Settling Individuals provided the total amount of the Dollar Reduction Allocations shall never exceed the amount of the Remainder Net Judgment Reduction. Unless and until counsel for the Settling Individuals provide to the Class Representatives written notification of the Dollar Reduction Allocation figures for the respective Settling Individuals, there shall be no judgment reduction pursuant to this
Section 11.D. However, the Settling Individuals may provide such written notice after one or more such judgments over is obtained by KPMG so long as such written notice is provided within thirty (30) days of KPMG's obtaining of such judgment(s) over. Further, for purposes of this Section 11.D., any reference to a "Class member" shall also include any and all pending class actions identified on Schedule 1 attached hereto and by this reference made a part hereof. For example, (a) if a Class member obtains a judgment against KPMG in the amount of $10,000,000, (b) that Class member's Trust Percentage Allocation is 25%, (c) KPMG obtains a judgment over against a Settling Individual in the amount of $8,000,000, and (d) that Settling Individual's Dollar Reduction Allocation s $2,000,000; then the Class member must reduce its $10,000,000 judgment against KPMG by $500,000.

         12. LESS THAN $10 MILLION FROM RELIANCE. In the event that the total amount deposited into the Escrow Account from the policies issued by Reliance Insurance Company is less than Ten Million Dollars ($10,000,000.00) (the "LESS THAN $10 MILLION AMOUNT") them notwithstanding Section 6 above, (i) them shall be no Class Release of the Settling Directors, (ii) the Class Representatives and the Settling Directors shall jointly provide written instructions to the Escrow Agent to wire transfer Four Million Dollars ($4,000,000.00), together with all interest accrued thereon, to the Class 7B Liquidating Trust, and to wire the balance of the funds from the Escrow Account, including any proceeds of policies from Reliance Insurance Company, to the Indemnification Settlement Fund, (iii) the stay of Pending Litigation and the Adversary Proceeding against the Settling Directors described in Section 1.B., above shall cease, and (iv) neither the Settling Individuals nor the Class nor any member of the Class shall be bound by this Settlement Agreement except for the release of the Settling Non-Directors by the Class Representatives and its members set forth in Section 5 above, unless, however, that in such event the Class Representatives, and only the Class Representatives, may, at their option, elect instead, within ten (10) Business Days of the Reliance Insurance Company's deposit of the Less Than $10 Million Amount, by written notification to counsel for the Settling Directors, to proceed under this Settlement Agreement in which case all Settling Individuals shall be bound to perform under this Settlement Agreement the same as if the entire $10,000,000 had been deposited by Reliance Insurance Company pursuant to the policies issued by Reliance Insurance Company.

         13. NO THIRD PARTY BENEFICIARIES; NO INTEREST IN FUNDS. There shall be no third parry beneficiaries of this Settlement Agreement. To the extent the Class 7B Liquidating Trust or any member of the Class is required to disgorge any funds received in accordance with this Settlement Agreement, all such disgorged funds (a) shall revert to the Reorganized Debtor, (b) shall be segregated and held by the Reorganized Debtor in trust for the Class 7B Liquidating Trust or such member of the Class, as the case may be, and then (c) shall be delivered by the Reorganized Debtor to the Class 7B Liquidating Trust or such member of the Class, as the case may be, immediately upon receipt by the Reorganized Debtor.

         14. DEEMED DISMISSAL. Upon the Settlement Date, all then Pending Litigation and the Adversary Proceeding shall be deemed to be dismissed with prejudice, but so dismissed only as to the Settling Individuals, without the need for any Person to take any further action or file any pleading.

         15. COOPERATION. The parties hereto shall cooperate with one another in order to effectuate this Settlement Agreement, shall execute and deliver such additional documents or instruments and shall take such actions as may be reasonably required to effect the previsions of this Settlement Agreement. The Settling Individuals shall (i) cooperate fully, at no cost (except as to attorneys' fees reasonably incurred by the Settling Individuals therefor) in the prosecution of the Settling Individuals' KPMG Claims by or on behalf of the Class 7B Liquidating Trust, and (ii) provide and transfer to the Class 7B Liquidating Trust all such non-privileged documents, claims files, and other information relating to the Settling Individuals' KPMG Claims as may be in their respective possession. custody, or control. The Settling Individuals shall take such actions and deliver such documentation as the Class Representatives may reasonably require to effectuate, perfect, confirm. and evidence the transfer and assignment to the Class 7B Liquidating Trust of the Settling Individuals' KPMG Claims and the validity of such transfer and assignment. In addition, the Settling Individuals shall continue to respond to discovery requests from the plaintiffs in the Pending Litigation. including without limitation document requests and deposition notices, the same as if the Settling Individuals remained parties to the Pending Litigation.

         16. MISCELLANEOUS. The certification of the Class is not intended to, shall not, and shall not be construed to, affect in any way any claims which members of the Class hold or may hold, separate and apart from the Class, against KPMG, John Brincat, Sr., the estate of James Doyle, or any other Person, whether or not such claims have been asserted. The certification of the Class is For purposes of this Settlement Agreement only and shall not bind any member of the Class for any other purpose. The participants in Class 7B which have separately commenced a related non-class action in a non-bankruptcy court (e.g., the U.S. District Court in the Northern District of Illinois) shall be responsible for the expenses, costs, and attorney fees only in their own actions; and they shall have no responsibility for the expenses, costs, or attorneys' fees in any related action including this action and any class or other action not commenced by them. The Settling Individuals shall not take any position with respect to any application for attorneys' fees or counsel's fees, in connection with this Settlement Agreement, filed or made in any court having jurisdiction over any of the Pending Litigation, and further the Settling Individuals shall not assert that they have legal standing to take any such position. However, the Settling Individuals shall not be liable for any attorneys' fees to the attorneys for the Class.

         17. GOVERNING LAW. This Settlement Agreement shall be governed and interpreted by the laws of the United States of America and the internal laws of the State of Illinois.

         18. BANKRUPTCY COURT JURISDICTION. Any question, dispute, claim or controversy arising from or relating to this Settlement Agreement, including any issues concerning the interpretation, operation, effect, or enforcement of this Settlement Agreement shall be brought before and adjudicated by the Bankruptcy Court or the District Court.

         19. BINDING EFFECT. This Settlement Agreement and each and every one of the rights and duties contained herein shall be binding upon and inure to the benefit of all of the parties hereto and to their respective successors and assigns.

         20. COUNTERPARTS AND AUTHORIZATION. This Settlement Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. Each signatory hereto represents and warrants that he or she is fully authorized to enter into this Settlement Agreement on behalf of the Person for which he or she is signing this Agreement and that such Person itself so authorizing the signatory has taken and obtained all necessary actions and approvals, corporate or otherwise, for entering into and performing under this Settlement Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed this Settlement Agreement effective as of the date first above written.

                                            "CLASS REPRESENTATIVES"
                                            BY: SECURITIES CLAIMANTS' COMMITTEE:



Dated: _________                            SHRINERS HOSPITALS FOR CHILDREN


                                            By:
                                            Its:


Dated: _________                            MINNESOTA STATE BOARD OF INVESTMENT


                                            By:
                                            Its:


Dated: _________                            JOSEPH DANIELLE


                                            By:
                                            Its:


Dated: _________                            T. ROWE PRICE


                                            By:
                                            Its:


                                            MICHAEL DLOOGATCH


                                            By:
                                            Its:


Dated: _________                            JAMES FERREE


                                            By:
                                            Its:


Dated: _________                            DAVID J. ISAAK


                                            By:
                                            Its:



                              "SETTLING DIRECTORS"


Dated: _________                            DENNIS H. CHOOKASZIAN


                                            By:
                                            Its:


Dated: _________                            WILLIAM C. CROFT


                                            By:
                                            Its:


Dated: _________                            BRUCE L. MCPHEE


                                            By:
                                            Its:


Dated: _________                            ANDRE W. MCNALLY, IV


                                            By:
                                            Its:


Dated: _________                            CLIFFORD R. JOHNSON


                                            By:
                                            Its:


Dated: _________                            FRED G. STEINGRABER


                                            By:
                                            Its:


Dated: _________                            PHILIP J. WICKLANDER


                                            By:
                                            Its:



                            "SETTLING NON-DIRECTORS"

Dated: _________                            RICHARD P. BOSSON


                                            By:
                                            Its:


Dated: _________                            JEFFREY R. BRINCAT


                                            By:
                                            Its:


Dated: _________                            JOHN N. BRINCAT, JR.


                                            By:
                                            Its:


Dated: _________                            GEORGE R. CAREY


                                            By:
                                            Its:


Dated: _________                            MICHAEL H. CAUL


                                            By:
                                            Its:


Dated: _________                            EDWARD W. GORDON


                                            By:
                                            Its:


Dated: _________                            STEVEN G. GOULD


                                            By:
                                            Its:


Dated: _________                            CHARLES H. LAM


                                            By:
                                            Its:


Dated: _________                            GERALD M. MIZEL


                                            By:
                                            Its:


Dated: _________                            CHARLEY A. POND


                                            By:
                                            Its:


Dated: _________                            JOHN H. PRATT


                                            By:
                                            Its:


Dated: _________                            EDWARD G. STAUZENBACH


                                            By:
                                            Its:


Dated: _________                            MICHAEL W. STREMLAU


                                            By:
                                            Its:


Dated: _________                            ESTATE OF DANIEL J. TERRA


                                            By:
                                                JAMES D. TERRA, AS EXECUTOR


Dated: _________                            SHEILA M. TILSON


                                            By:
                                            Its:


Dated: _________                            BRADLEY S. VALLEM


                                            By:
                                            Its:



                                   SCHEDULE 1


1. Each of the civil actions pending in the United States District Court for the Northern District of Illinois in the Consolidated Pretrial Proceeding captioned In the Matter of Mercury Finance Company of Illinois, Case No. 97 C 3035 (N.D.Ill. filed March 20, 1997);

2. The case captioned Ferree v. Mercury Finance Company, et al., No. 97 C 5245 (N.D.Ill. filed July 24, 1997);

3. The case captioned Realtech Software, Inc. et al. v. Mercury Finance Co. et al., No. 97 CH 1277 (Cir.Ct. Cook Co. Ill. filed January 31,
         1997);

4. The case captioned Crandon Capital Partners v. John N. Brincat et al., No. 97 CH 1491 (Cir.Ct. Cook Co. Ill. filed February 5, 1997);

5. The case captioned Malone v. John N. Brincat et al., No. 15510-NC (Del. Ch. Filed February 4, 1997);

6. The case captioned Thorp et al. v. Mercury Finance Co. et al., No. 97 CH 1440 (Cir.Ct. Cook Co. Ill. filed February 4, 1997); State Board of Administration of Florida et al. v. Brincat et al., No. 97 CH 1440 (Cir.Ct. Cook Co. Ill., Application for intervention filed November 22,
         1997);

7. The case captioned Kittle et al. v. Mercury Finance Co. et al., No. 97 CH 3639 (Cir.Ct. Cook Co. Ill. filed March 25, 1997);

8. The case captioned Pontikes et al. v. John N. Brincat et al., No. 97 CH 3039 (Cir.Ct. Cook Co. Ill. filed March 12, 1997);

9. The case captioned Dloogatch et al. v. John N. Brincat et al., No. 97 CH 8790 (Cir.Ct. Cook Co. Ill. filed July 16, 1997);

10. The case captioned Wexler v. John N. Brincat et al., No. 15512-NC (Del. Ch. filed February 5, 1997);

11. The case captioned Krasnow v. John N. Brincat et al., No. 15525-NC (Del. Ch. filed February 5, 1997);

12. The case captioned Trauscht v. John N. Brincat et al., No. 15524-NC (Del. Ch. filed February 6, 1997);

13. The case captioned Demaskus v. John N. Brincat et al., No. 15546-NC (Del. Ch. filed February 14, 1997);

14. The case captioned Schwartz v. John N. Brincat et al., No. 15567-NC (Del. Ch. filed February 24, 1997);

15. The case captioned Grinell v. John N. Brincat et al., No. 15568-NC (Del. Ch. filed February 24, 1997);

16. The case captioned Cumming v. John N. Brincat et al., No. 15569-NC (Del. Ch. filed February 24, 1997);

17. The case captioned Sutherland v. John N. Brincat et al., No. 15582 (Del. Ch. filed February 27, 1997);

18. The case captioned Gulf Trust v. John N. Brincat et al., No. 15581-NC (Del. Ch. filed February 27, 1997);

19. The case captioned Jackson v. John N. Brincat et al., No. 97 C 1941 (N.D. Ill. filed March 20, 1997); and

20. T. Rowe Price Financial Services Fund, Inc., et al. v. Mercury Finance Co. et al., Case No. 97 C 4782 N.D. Ill. filed July 3, 1997. (Motion for finding of relatedness denied.)

21. Robert F. Wells, et al. v. John N. Brincat et al., No. 98 L 013108 (Cir.Ct. Cook Co. Ill. filed November 13, 1998);

22. Shriners Hospital for Children v. Mercury Finance Co., et al., No. 98 C 1480 (N.D. Ill. filed March 15, 1998).



                                   SCHEDULE 2

                             MERCURY FINANCE COMPANY
                       FORBEARANCE AND CONSENT AGREEMENTS

Note and Commercial Paper Holders:

1.       American United Life Insurance Company
2.       Angelo Gordon & Co. (Silver Oak)
3.       Baker Nye
4.       Bank of America
5.       Bear Stearns
6.       Cerberus Partners, L.P.
7.       Citibank
8.       DK Acquisition Partners
9.       Franklin Mutual Series
10.      Goldman Sachs
11.      Halcyon
12.      Intermarket Corp. (Fernwood)
13.      Merrill Lynch
14.      MHR Capital Partners LP
15.      Morgan Stanley & Co.
16.      Nomura Holdings
17.      Norddeutsche Landesbank ("NORD/LB")
18.      Oaktree Capital
19.      PPM America
20.      Principal Mutual Life
21.      Provident Mutual Life Insurance Co.
22.      T.A. McKay & Co., Inc. (Simpion)
23.      Teachers' Retirement System of Alabama
24.      TMG Life Insurance Company
25.      Whippoorwill Associates, Inc.
26.      York Capital Management, L.P.

Sub-Debt Holder:
27.      Credit Suisse First Boston